                               PRICING SUPPLEMENT


Pricing Supplement No. 9                           Filing Under Rule 424 (b) (3)
Dated:   May 15, 2000                            Registration File No.  33-63175


(To Prospectus dated October 6, 1995 and
Prospectus Supplement dated October 17, 1995)

CUSIP No.   44615QAV9

                                  $750,000,000

                       HUNTINGTON BANCSHARES INCORPORATED

                           MEDIUM TERM NOTES, SERIES B


Principal Amount:                            $25,000,000    Floating Rate Notes:
Interest Rate (if fixed rate):                       N/A       Interest Rate Basis:                  3-month LIBOR
Stated Maturity:                            May 22, 2001       Index Maturity:                           Quarterly
Minimum denominations:                          $100,000       Spread:                                         N/A
Issue Price (as a percentage                                   Spread Multiplier:                              N/A
     of principal amount):                      Variable       Maximum Rate:                                   N/A
Selling Agent's commission (%):                    0.015       Minimum Rate:                                   N/A
Purchasing Agent's discount                                    Initial Interest Rate:                     6.81875%
     or commission (%):                              N/A       Interest Reset Date(s):  Each Interest Payment Date
Net proceeds to the Company:                 $24,996,250       Interest Reset Period:                    Quarterly
Settlement date (original issue date):      May 22, 2000       Interest Determination Date(s):                 A/S
Redemption Commencement Date (if any):               N/A       Calculation Date(s):                            A/S
Initial Redemption Percentage (if any):              N/A    Interest Payment Date(s):              August 22, 2000
Annual Redemption Percentage                                                 November 22, 2000; February 22, 2001;
     Reduction (if any):                             N/A                                              May 22, 2001
Repayment Date (if any):                             N/A    Interest Payment Period(s):                  Quarterly
Initial Repayment Percentage (if any):               N/A    Regular Record Date(s):                            A/S
Annual Repayment Percentage
     Reduction (if any):                             N/A


Additional terms: Interest will be computed on the basis of the actual number of days in the year divided by 360.


     As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $315,000,000.


     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "as stated in the Prospectus Supplement referred to above".


                              Chase Securities Inc.